EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2020 Results

Company delivered strong performance and stable Adjusted EBITDA; Reduced debt by $43 million and executing on Capital Allocation Plan

First Quarter Highlights

  Revenue totaled $325.7 million, generating Adjusted EBITDA of $131.6 million
  Data-transport and broadband revenue both grew 1.6 percent
  Operating activities generated net cash of $85 million
  Operating expenses, excluding depreciation and amortization, improved by $17 million or 8 percent
  Debt reduced by $43 million and leverage ratio lowered to 4.23x

MATTOON, Ill., April 30, 2020 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”) reported results for the first quarter 2020 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. E.T.

“During this time and in response to the COVID-19 pandemic, we are first and foremost focused on ensuring the safety of our employees and customers, while maintaining business continuity,” said Bob Udell, president and chief executive officer of Consolidated Communications. “As a critical infrastructure provider, we have responded quickly to identify new and innovative ways to serve our customers. We are effectively managing a substantial increase in service orders and bandwidth upgrades, while maintaining reliable services and support to all customers. Our network is performing as designed against a heavier load of voice and data traffic even considering our no cap policy on broadband services.”

“I want to especially thank our teams who continue to work tirelessly and demonstrate flexibility and commitment to ensure business resiliency. As an essential partner, we are here to support our customers and the communities we serve with critical communication solutions, and look forward to being part of the economic recovery.”

“2020 began with strong momentum, improving revenue trends and stable Adjusted EBITDA, both of which contributed to significant debt reduction in the first quarter,” added Udell. “I’m very pleased with the revenue growth within data-transport and broadband services, both of which grew approximately 2 percent in the quarter. Additionally, we continued to improve our cost structure as we reduced operating expenses by 8 percent in the recent quarter.”

Financial Results for the First Quarter

  Revenue totaled $325.7 million, a decline of 3.8 percent compared to first quarter 2019.

    Data and transport service revenue increased 1.6 percent or $1.4 million.
    Commercial and carrier other revenue was down $3.5 million primarily due to timing on equipment sales.
    Broadband revenue increased 1.6 percent or $991,000.
    Voice services revenue across all customer channels declined 5.4 percent or $5.1 million. This reflects a moderated level of decline compared to prior periods.
    Network access revenues declined $5.1 million primarily due to declines in special access.

  Income from operations increased to $37.4 million compared to $16.7 million in the first quarter of 2019. The change was primarily due to operating expense reductions of $17.1 million that were largely attributed to ongoing cost savings initiatives along with continued network cost optimization. Depreciation and amortization expense declined $16.5 million primarily due to certain acquired assets, which became fully depreciated.

  Net interest expense was $32.1 million, down $2.2 million from the same period last year. As of March 31, our weighted average cost of debt was approximately 5.3 percent.

  Cash distributions from the Company’s wireless partnerships totaled $10.1 million, compared to $7.3 million for the prior year period.

  Other income was $15.2 million compared to income of $7.2 million one year ago. The change was primarily due to higher income from the Company’s minority interest in wireless partnerships combined with a gain of $3.7 million on an asset sale.

  On a GAAP basis, net income was $15.6 million, compared to a net loss of $7.2 million for the same period last year. GAAP net income per share was $0.22. Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.23 in the first quarter of 2020, compared to a net loss per share of $(0.03) in the first quarter of 2019.

  Adjusted EBITDA was $131.6 million, up compared to $130.3 million in the first quarter last year.

  The total net debt to last 12-month Adjusted EBITDA ratio improved to 4.23x, as the Company committed substantially all of its free cash flow towards $43 million in debt reduction in the first quarter.

  Capital expenditures totaled $42.4 million in the first quarter driven by success-based, fiber and wireless tower projects and broadband network investments.

Guidance

Due to the lack of visibility related to the COVID-19 pandemic and recovery, the Company has withdrawn financial guidance at this time.

Conference Call Information

Consolidated’s first-quarter earnings conference call will be webcast today at 10 a.m. ET. The live webcast and replay will be available on the Investor Relations section of the Company’s website at http://ir.consolidated.com.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,500 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last twelve month adjusted EBITDA ratio,” “free cash flow” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons.  Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

Free cash flow represents net cash provided by operating activities adjusted for capital expenditures, cash dividends and proceeds received from the sale of assets. Free cash flow is a measure of operating cash flows available for corporate purposes after providing sufficient fixed asset additions. The tables that follow include a calculation of free cash flow for each of the periods presented with a reconciliation to net cash provided by operating activities. Free cash flow provides useful information to investors in the evaluation of our operating performance and liquidity.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the company’s business, results of operations, cash flows, stock price and employees; economic and financial market conditions generally and economic conditions in our service areas;  various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt  restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Jennifer Spaude, Consolidated Communications
Phone:  507-386-3765
jennifer.spaude@consolidated.com

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	March 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$14,139	$12,395
Accounts receivable, net	122,340	120,016
Income tax receivable	4,174	2,669
Prepaid expenses and other current assets	45,175	41,787
Total current assets	185,828	176,867

Property, plant and equipment, net	1,806,945	1,835,878
Investments	113,197	112,717
Goodwill	1,035,274	1,035,274
Customer relationships, net	151,407	164,069
Other intangible assets	10,557	10,557
Other assets	51,925	54,915
Total assets	$3,355,133	$3,390,277

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,902	$30,936
Advance billings and customer deposits	47,224	45,710
Accrued compensation	56,105	57,069
Accrued interest	14,945	7,874
Accrued expense	73,776	75,406
Current portion of long-term debt and finance lease obligations	25,722	27,301
Total current liabilities	237,674	244,296

Long-term debt and finance lease obligations	2,209,748	2,250,677
Deferred income taxes	174,489	173,027
Pension and other post-retirement obligations	293,145	302,296
Other long-term liabilities	86,418	72,730

Total liabilities	3,001,474	3,043,026

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 73,041,782 and 71,961,045, shares outstanding
as of March 31, 2020 and December 31, 2019, respectively	731	720
Additional paid-in capital	493,125	492,246
Accumulated deficit	(55,775)	(71,217)
Accumulated other comprehensive loss, net	(90,868)	(80,868)
Noncontrolling interest	6,446	6,370
Total shareholders' equity	353,659	347,251
Total liabilities and shareholders' equity	$3,355,133	$3,390,277

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Net revenues	$325,662	$338,649
Operating expenses:
Cost of services and products	137,755	148,319
Selling, general and administrative expenses	67,817	74,367
Depreciation and amortization	82,738	99,243
Income from operations	37,352	16,720
Other income (expense):
Interest expense, net of interest income	(32,095)	(34,283)
Gain on extinguishment of debt	234	-
Other income, net	15,173	7,232
Income (loss) before income taxes	20,664	(10,331)
Income tax expense (benefit)	5,041	(3,145)
Net income (loss)	15,623	(7,186)
Less: net income attributable to noncontrolling interest	76	79

Net income (loss) attributable to common shareholders	$15,547	$(7,265)

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$0.22	$(0.11)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$15,623	$(7,186)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	82,738	99,243
Cash distributions from wireless partnerships less than earnings	(307)	(1,118)
Pension and post-retirement contributions in excess of expense	(8,571)	(5,980)
Non-cash, stock-based compensation	890	1,498
Amortization of deferred financing	1,196	1,213
Gain on extinguishment of debt	(234)	-
Other adjustments, net	(4,138)	397
Changes in operating assets and liabilities, net	(2,207)	(13,070)
Net cash provided by operating activities	84,990	74,997
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(42,389)	(53,394)
Proceeds from sale of assets	2,187	865
Proceeds from sale of investments	426	329
Net cash used in investing activities	(39,776)	(52,200)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	10,000	51,000
Payment of finance lease obligations	(2,674)	(3,507)
Payment on long-term debt	(46,588)	(45,588)
Repurchase of senior notes	(4,208)	-
Dividends on common stock	-	(27,577)
Net cash used in financing activities	(43,470)	(25,672)
Net change in cash and cash equivalents	1,744	(2,875)
Cash and cash equivalents at beginning of period	12,395	9,599
Cash and cash equivalents at end of period	$14,139	$6,724

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Commercial and carrier:
Data and transport services (includes VoIP)	$89,572	$88,126
Voice services	45,720	48,070
Other	11,712	15,176
	147,004	151,372
Consumer:
Broadband (VoIP and Data)	64,076	63,085
Video services	19,131	20,736
Voice services	43,176	45,879
	126,383	129,700

Subsidies	18,454	18,159
Network access	31,465	36,591
Other products and services	2,356	2,827
Total operating revenue	$325,662	$338,649

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Commercial and carrier:
Data and transport services (includes VoIP)	$89,572	$89,905	$88,756	$88,538	$88,126
Voice services	45,720	46,510	46,606	47,136	48,070
Other	11,712	12,500	11,828	13,390	15,176
	147,004	148,915	147,190	149,064	151,372
Consumer:
Broadband (VoIP and Data)	64,076	64,474	65,456	64,068	63,085
Video services	19,131	19,838	20,463	20,341	20,736
Voice services	43,176	44,238	45,487	45,235	45,879
	126,383	128,550	131,406	129,644	129,700

Subsidies	18,454	18,122	18,025	18,134	18,159
Network access	31,465	33,056	34,211	34,198	36,591
Other products and services	2,356	2,392	2,494	2,492	2,827
Total operating revenue	$325,662	$331,035	$333,326	$333,532	$338,649

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net income (loss)	$15,623	$(7,186)
Add (subtract):
Income tax expense (benefit)	5,041	(3,145)
Interest expense, net	32,095	34,283
Depreciation and amortization	82,738	99,243
EBITDA	135,497	123,195

Adjustments to EBITDA (1):
Other, net (2)	(3,476)	5,325
Investment income (accrual basis)	(10,579)	(8,601)
Investment distributions (cash basis)	10,064	7,290
Pension/OPEB expense	(584)	1,604
Gain on extinguishment of debt	(234)	-
Non-cash compensation (3)	890	1,498
Adjusted EBITDA	$131,578	$130,311

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Free Cash Flow Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$84,990	$74,997
Add (subtract):
Capital expenditures	(42,389)	(53,394)
Dividends paid	-	(27,577)
Proceeds from the sale of assets	2,187	865
Free cash flow	$44,788	$(5,109)

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

March 31,
Summary of Outstanding Debt:	2020
Term loans, net of discount $5,250	$1,774,875
Revolving loan	8,000
Senior unsecured notes due 2022, net of discount $1,817	438,692
Finance leases	21,345
Total debt as of March 31, 2020	$2,242,912
Less deferred debt issuance costs	(7,442)
Less cash on hand	(14,139)
Total net debt as of March 31, 2020	$2,221,331

Adjusted EBITDA for the twelve
months ended March 31, 2020	$524,807

Total Net Debt to last twelve months
Adjusted EBITDA	4.23x

Consolidated Communications Holdings, Inc.
Adjusted Net Income (Loss) and Net Income (Loss) Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net income (loss)	$15,623	$(7,186)
Integration and severance related costs, net of tax	297	3,378
Storm costs (recoveries), net of tax	82	271
Gain on extinguishment of debt, net of tax	(177)	-
Non-cash interest expense for swaps, net of tax	(183)	255
Non-cash stock compensation, net of tax	673	1,043
Adjusted net income (loss)	$16,315	$(2,239)

Weighted average number of shares outstanding	71,153	70,813
Adjusted diluted net income (loss) per share	$0.23	$(0.03)

Notes:

Calculations above assume a 24.4% and 30.4% effective tax rate for the three months ended March 31, 2020 and 2019, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	March 31,	December 31,	% Change	March 31,	% Change
	2020	2019	in Qtr	2019	YOY

Voice Connections	820,620	835,997	(1.8%)	887,357	(7.5%)

Data and Internet Connections	786,125	784,165	0.2%	780,720	0.7%

Video Connections	82,633	84,171	(1.8%)	91,269	(9.5%)

Business and Broadband as % of total revenue (1)	76.1%	75.8%	0.4%	76.3%	(0.2%)

Fiber route network miles (long-haul and metro)	37,757	37,511	0.7%	36,987	2.1%

On-net buildings	12,536	12,264	2.2%	10,702	17.1%

Consumer Customers	574,597	582,818	(1.4%)	616,091	(6.7%)

Consumer ARPU	$73.32	$73.52	(0.3%)	$70.17	4.5%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.